Exhibit 99.1

For Immediate Release

CHOICE HOTELS INTERNATIONAL REPORTS 2019 FIRST QUARTER RESULTS
Upscale and International rooms increased by 12% and 5% respectively

ROCKVILLE, Md. (May 9, 2019) - Choice Hotels International, Inc. (NYSE: CHH), one of the world's largest hotel companies, today reported its results for the three months ended March 31, 2019. Highlights include:

•	Net income was $30.1 million for the first quarter 2019, representing diluted earnings per share (EPS) of $0.54.

•	Adjusted net income, excluding certain items described in Exhibit 6, increased 23% to $47.2 million from the 2018 first quarter.

•	Adjusted EPS were $0.84, a 25% increase from the 2018 first quarter.

•	Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for the first quarter were $72.4 million, an increase of 8% from the same period of 2018.

•	The company exceeded the top end of its first quarter 2019 adjusted EPS guidance by $0.08 per share and raised its full year adjusted EPS guidance to a range of $4.06 to $4.18.

•	The company repurchased 0.4 million shares of common stock for an aggregate cost of $32 million for the three months ended March 31, 2019.

•	Effective income tax rate for the first quarter was 17.5% compared to 17.6% for the same period of 2018 and guidance of 22%.

Additionally, during the first quarter of 2019, the company:

•	Achieved 12% growth in the number of domestic rooms in its upscale brands, Cambria and Ascend, as of March 31, 2019, from March 31, 2018.

•
Further strengthened its midscale presence by awarding six domestic franchise agreements for the newly launched Clarion Pointe brand, bringing the number of Clarion Pointe hotels expected to open to 27 hotels. The company also achieved 7% and 5% net domestic unit growth in the Clarion and Quality brands, respectively.

•	Opened the 250th WoodSpring Suites hotel in Portland, Oregon, the first WoodSpring hotel in the state of Oregon.

•	Continued the $2.5 billion transformation of its flagship Comfort brand, which now has nearly 50% of the system certified as meeting the elevated brand standards in guest rooms and common areas.

“Choice Hotel’s proven business model continues to deliver strong financial performance to our franchisees and shareholders,” said Patrick Pacious, president and chief executive officer, Choice Hotels. “Our brands continue to appeal to a wide range of guests for both leisure and business travel. In addition, our strategic investments in our midscale, upscale and extended-stay brands position us to continue to strengthen our appeal to leisure travelers and accelerate our growth in the business travel segment.”

Additional details from the company’s 2019 first quarter results are as follows:

Revenues

•	Total revenues for the three months ended March 31, 2019, were $218.3 million, an increase of 4% from total revenues reported for the same period of 2018.

•	Total revenues, excluding marketing and reservation system fees, for the first quarter increased 6% over the prior year to $108.3 million.

•	Domestic royalty fees for the first quarter totaled $75.6 million, a 5% increase from the first quarter of 2018.

•	Effective domestic royalty rate increased 12 basis points for the first quarter, compared to the same period of the prior year.

•
Domestic systemwide revenue per available room (RevPAR) declined 0.7% for the first quarter, compared to the same period of the prior year, primarily due to the Comfort transformation, which is progressing ahead of schedule and saw more hotels under renovation during the quarter than forecasted; the government shutdown; and tougher comparable results due to prior year hurricane activity. Excluding one-time impacts, first quarter RevPAR increased by approximately 1%, compared to the same period of the prior year.

•
Comfort hotels that have completed renovations are experiencing overall RevPAR growth of nearly 1 percent and had their business travel revenue growth double within one quarter of completing their renovations.

•	Procurement services revenues increased 20% in the first quarter to $11.9 million, compared to the same period of the prior year.

Development

•	The number of domestic franchised hotels and rooms, as of March 31, 2019, increased 2.1% and 1.8%, respectively, from March 31, 2018.

•	International franchised hotels and rooms as of March 31, 2019, increased 3.0% and 5.2%, respectively, from March 31, 2018.

•
The company opened two new Cambria hotels in Nebraska and New Jersey, both of which represent the first Cambria hotel in their respective states, and broke ground on an adaptive-reuse Cambria project in downtown Los Angeles, bringing the total number of active-construction projects for the brand to 23.

•	The company’s extended stay domestic franchised hotels, as of March 31, 2019, increased 5% from March 31, 2018.

•	The company’s total domestic pipeline of hotels awaiting conversion, under construction, or approved for development, as of March 31, 2019, increased 7% to 976 hotels from March 31, 2018.

•	The new-construction domestic pipeline totaled 749 hotels at March 31, 2019, a 10% increase from March 31, 2018.

•
The company’s total international pipeline of hotels awaiting conversion, under construction, or approved for development, as of March 31, 2019, increased from 42 hotels at March 31, 2018, to 128 hotels.

•	New executed domestic franchise agreements totaled 79 in the first quarter of 2019, including 32 new construction franchise agreements.

Use of Cash Flows

Dividends
During the three months ended March 31, 2019, the company paid cash dividends totaling approximately $12 million. Based on the current quarterly dividend rate of $0.215 per share of common stock, the company expects to pay dividends totaling approximately $48 million during 2019.

Stock Repurchases
During the three months ended March 31, 2019, the company repurchased approximately 0.4 million shares of common stock for approximately $32 million under its stock repurchase program, as well as through repurchases from employees in connection with tax withholding and option exercises relating to awards under the company’s equity incentive plans. At March 31, 2019, the company had authorization to purchase up to 1.8 million additional shares of common stock under its share repurchase program.

Hotel Development & Financing
Pursuant to its program to encourage acceleration of the growth of the upscale Cambria Hotels brand, the company advanced approximately $47 million in support of the brand’s development during the three months ended March 31, 2019. The company also recycled approximately $20 million of prior investments in Cambria Hotels development projects, resulting in net advances of $27 million for the three months ended March 31, 2019. Advances under this program are primarily in the form of joint-venture investments, forgivable key-money loans, senior mortgage loans, development loans, and mezzanine lending, as well as through the operation of a land-banking program. As of March 31, 2019, the company had approximately $366 million reflected in its consolidated balance sheet pursuant to these financial support activities. With respect to lending and joint-venture investments, the company generally expects to recycle these loans and investments within a five-year period.

Impairment of Long-Lived Assets

During the three months ended March 31, 2019, the company recognized a $10.4 million impairment of goodwill and long-lived assets related to its reporting unit that provides software as a service (“SaaS”) technology solutions to vacation rental management companies primarily in Europe. The company purchased the reporting unit in 2015 to support its vacation rentals initiative but has determined that the technology and services are no longer required to support the company’s growth plans. As a result, the company is exploring strategic alternatives including a possible sale of the reporting unit.

Outlook
The adjusted numbers in the company’s outlook below exclude the net surplus or deficit generated from the company’s marketing and reservation system activities, impairment and disposal costs as well as other items. See Exhibit 7 for the calculation of adjusted forecasted results and the reconciliation to the comparable GAAP measures.

•	Net income for full-year 2019 is expected to range between $186 million and $196 million, or $3.31 to $3.49 per diluted share.

•	Adjusted diluted EPS for full-year 2019 is expected to range between $4.06 to $4.18. The company expects full-year 2019 adjusted net income to range between $228 million and $235 million.

•	Second quarter 2019 adjusted diluted EPS is expected to range between $1.11 to $1.15.

•	Adjusted EBITDA for full-year 2019 is expected to range between $354 million and $363 million.

•	Net domestic unit growth for 2019 is expected to range between 2% and 3%.

•
Domestic RevPAR for the second quarter of 2019 is expected to range between a 1% decline and a 1% increase from the same period of the prior year. Domestic RevPAR is expected to increase between 0% and 1% for full year 2019.

•	The domestic effective royalty rate is expected to increase between 8 and 12 basis points for full-year 2019 as compared to full-year 2018.

•	The effective tax rate is expected to be approximately 23% for second quarter and 22% for full-year 2019, respectively.

•
Adjusted diluted EPS estimates are based on the current number of shares of common stock outstanding and, therefore, do not reflect any subsequent changes that may occur due to new equity grants or further repurchases of common stock under the company’s stock repurchase program.

Conference Call
Choice Hotels International will conduct a conference call on Thursday, May 9, 2019, at 10:00 a.m. Eastern Time to discuss the company’s 2019 first quarter results. The dial-in number to listen to the call domestically is 888-349-0087 and the number for international participants is 1-412-902-6767. A live webcast will also be available on the company’s investor relations website, http://investor.choicehotels.com/, and can be accessed via the Events and Presentations tab.
About Choice Hotels
Choice Hotels International, Inc. (NYSE: CHH) is one of the largest and most successful lodging franchisors in the world. With more than 7,000 hotels, representing nearly 570,000 rooms, in over 40 countries and territories as of March 31, 2019, the Choice® family of hotel brands provide business and leisure travelers with a range of high-quality lodging options from limited service to full-service hotels in the upscale, midscale, extended-stay and economy segments. The award-winning Choice Privileges® loyalty program offers members benefits ranging from everyday rewards to exceptional experiences. For more information, visit www.choicehotels.com.

Forward-Looking Statements
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume,” or similar words of futurity identify such forward-looking statements. These forward-looking statements are based on management's current beliefs, assumptions, and expectations regarding future events, which, in turn, are based on information currently available to management. Such statements may relate to projections of the company’s revenue, earnings, and other financial and operational measures, company debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock, future operations, and expected benefits from the Tax Cuts and Jobs Act, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors.

Several factors could cause actual results, performance, or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, domestic, and foreign economic conditions; foreign currency fluctuations; operating risks common in the lodging and franchising industries; impairments or losses relating to acquired businesses, changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems; our ability to grow our franchise system; exposure to risks related to our hotel-development and financing activities; fluctuations in the supply and demand for hotels rooms; our ability to realize anticipated benefits from acquired businesses; the level of acceptance of alternative growth strategies we may implement; operating risks associated with our international operations; the outcome of litigation; and our ability to manage our indebtedness. These and other risk factors are discussed in detail in the company's filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports filed on Form 10-Q. Except as may be required by law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measurements
The company evaluates its operations utilizing the performance metrics of adjusted EBITDA, revenues excluding marketing and reservation system activities, adjusted SG&A, adjusted hotel margins excluding marketing and reservation system activities, adjusted net income, and adjusted diluted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibit 6, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as net income, EPS, total revenues, and operating margins. The company’s calculation of these measurements may be different from the calculations used by other companies and comparability may therefore be limited.

We discuss management’s reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the non-GAAP measures presented herein also exclude acquisition-related transition and transaction costs and impairment of goodwill and long lived assets related to the company’s operations that provide Software as a Service (“SaaS”) technology solutions to vacation-rental management companies to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization: Adjusted EBITDA reflects net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, franchise-agreement acquisition cost amortization, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates, mark-to-market adjustments on non-qualified retirement plan investments, and surplus or deficits generated by marketing and reservation-system activities. We consider adjusted EBITDA to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures, and expand our business. We also use adjusted EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A are excluded from EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company’s franchise agreements require the marketing and reservation-system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

Adjusted Net Income and Adjusted Diluted Earnings Per Share: Adjusted net income and diluted EPS exclude the impact of surpluses or deficits generated from marketing and reservation-system activities. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company’s franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance. We consider adjusted net income and adjusted diluted EPS to be indicators of operating performance because excluding these items allow for period-over-period comparisons of our ongoing operations.

Revenues and Adjusted Operating Margins, Excluding Marketing and Reservation System Activities: The company reports revenues and adjusted operating margins, excluding marketing and reservation-system activities. Previously, the company reported certain non-GAAP measures that excluded the marketing and reservation-system activities, as well as revenues derived from other, non-hotel franchising aspects of the company’s operations. The company is no longer excluding the other non-hotel franchising revenues from these measures because their impact is insignificant on the company’s overall results. These non-GAAP measures we present are commonly used measures of performance in our industry and facilitate comparisons between the company and its competitors. Marketing and reservation-system activities are excluded, as the company’s franchise agreements require the marketing and reservation-system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

Contacts
Scott Oaksmith, Senior Vice President, Finance & Chief Accounting Officer
301-592-6659
Oscar Oliveros, Investor Relations Director
301-628-4360

© 2019 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc. and Subsidiaries			Exhibit 1
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
			Variance
	2019	2018	$	%
(In thousands, except per share amounts)

REVENUES

Royalty fees	$80,353	$76,698	$3,655	5%
Initial franchise and relicensing fees	6,807	6,214	593	10%
Procurement services	11,947	9,938	2,009	20%
Marketing and reservation system	110,064	107,001	3,063	3%
Other	9,149	9,543	(394)	(4)%
Total revenues	218,320	209,394	8,926	4%

OPERATING EXPENSES

Selling, general and administrative	39,514	40,864	(1,350)	(3)%
Depreciation and amortization	3,616	3,053	563	18%
Marketing and reservation system	119,839	119,228	611	1%
Total operating expenses	162,969	163,145	(176)	—%

Impairment of goodwill & long-lived assets	(10,401)	—	(10,401)	NM
Gain on sale of assets, net	100	—	100	NM

Operating income	45,050	46,249	(1,199)	(3)%

OTHER INCOME AND EXPENSES, NET
Interest expense	11,211	11,309	(98)	(1)%
Interest income	(2,613)	(1,609)	(1,004)	62%
Other (gains) losses	(2,198)	120	(2,318)	(1,932)%
Equity in net loss of affiliates	2,171	5,968	(3,797)	(64)%
Total other income and expenses, net	8,571	15,788	(7,217)	(46)%

Income before income taxes	36,479	30,461	6,018	20%
Income taxes	6,398	5,375	1,023	19%
Net income	$30,081	$25,086	$4,995	20%

Basic earnings per share	$0.54	$0.44	$0.10	23%

Diluted earnings per share	$0.54	$0.44	$0.10	23%

Choice Hotels International, Inc. and Subsidiaries		Exhibit 2
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except per share amounts)	March 31,	December 31,
	2019	2018

ASSETS

Cash and cash equivalents	$31,810	$26,642
Accounts receivable, net	153,969	138,018
Other current assets	64,892	79,124
Total current assets	250,671	243,784

Intangible assets, net	264,690	271,188
Goodwill	165,623	168,996
Property and equipment, net	134,861	127,535
Investments in unconsolidated entities	106,803	109,016
Notes receivable, net of allowances	83,808	83,440
Investments, employee benefit plans, at fair value	21,970	19,398
Operating lease right-of-use-assets	27,997	—
Other assets	117,393	115,013

Total assets	$1,173,816	$1,138,370

LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable	$72,086	$73,511
Accrued expenses and other current liabilities	66,966	92,651
Deferred revenue	77,065	67,614
Current portion of long-term debt	1,088	1,097
Liability for guest loyalty program	86,666	83,566
Total current liabilities	303,871	318,439

Long-term debt	804,730	753,514
Deferred revenue	111,113	110,278
Liability for guest loyalty program	54,188	52,327
Operating lease liabilities	27,470	—
Deferred compensation & retirement plan obligations	26,879	24,212
Other liabilities	31,042	63,372

Total liabilities	1,359,293	1,322,142

Total shareholders' deficit	(185,477)	(183,772)

Total liabilities and shareholders' deficit	$1,173,816	$1,138,370

Choice Hotels International, Inc. and Subsidiaries		Exhibit 3
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Three Months Ended March 31,

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$30,081	$25,086

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,616	3,053
Depreciation and amortization - marketing and reservation system	4,521	5,071
Franchise agreement acquisition cost amortization	2,685	2,154
Impairment of goodwill and long lived assets	10,401	—
Gain on sale of assets, net	(2,120)	—
Provision for bad debts, net	2,983	3,389
Non-cash stock compensation and other charges	3,989	3,787
Non-cash interest and other (income) loss	(2,495)	974
Deferred income taxes	(2,257)	2,582
Equity in net losses from unconsolidated joint ventures, less distributions received	3,954	6,735
Franchise agreement acquisition costs, net of reimbursements	(6,401)	(11,925)
Change in working capital & other, net of acquisition	(31,014)	(36,354)

NET CASH PROVIDED BY OPERATING ACTIVITIES	17,943	4,552

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(14,906)	(4,996)
Investment in intangible assets	(760)	(1,193)
Business acquisition, net of cash acquired	—	(231,317)
Proceeds from sales of assets	10,585	—
Contributions to equity method investments	(8,495)	(1,455)
Distributions from equity method investments	5,724	766
Purchases of investments, employee benefit plans	(1,603)	(1,669)
Proceeds from sales of investments, employee benefit plans	1,637	1,029
Issuance of notes receivable	(1,755)	(2,500)
Collections of notes receivable	5,096	150
Other items, net	197	—

NET CASH USED IN INVESTING ACTIVITIES	(4,280)	(241,185)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings pursuant to revolving credit facilities	42,400	70,000
Proceeds from the issuance of long-term debt	8,491	212
Principal payments on long-term debt	(123)	(111)
Debt issuance costs	—	(914)
Purchase of treasury stock	(31,951)	(41,869)
Dividends paid	(12,163)	(12,265)
Payments on transfer of interest in notes receivable	(24,409)	—
Proceeds from exercise of stock options	9,203	23,052

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(8,552)	38,105

Net change in cash and cash equivalents	5,111	(198,528)
Effect of foreign exchange rate changes on cash and cash equivalents	57	26
Cash and cash equivalents at beginning of period	26,642	235,336

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,810	$36,834

CHOICE HOTELS INTERNATIONAL, INC AND SUBSIDIARIES										Exhibit 4
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM
(UNAUDITED)

	For the Three Months Ended March 31, 2019			For the Three Months Ended March 31, 2018			Change

	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort Inn	$87.96	57.7%	$50.77	$88.73	58.2%	$51.59	(0.9)%	(50)	bps	(1.6)%
Comfort Suites	95.15	65.7%	62.54	95.13	65.7%	62.46	0.0%	—	bps	0.1%
Sleep	81.48	59.7%	48.64	81.40	59.9%	48.76	0.1%	(20)	bps	(0.2)%
Quality	75.19	54.0%	40.59	75.83	54.2%	41.07	(0.8)%	(20)	bps	(1.2)%
Clarion	77.93	51.3%	39.99	79.62	51.9%	41.34	(2.1)%	(60)	bps	(3.3)%
Econo Lodge	58.86	49.2%	28.98	58.74	49.4%	29.02	0.2%	(20)	bps	(0.1)%
Rodeway	59.19	50.7%	30.02	60.06	51.9%	31.19	(1.4)%	(120)	bps	(3.8)%
WoodSpring Suites(1)	45.35	78.5%	35.62	44.97	78.5%	35.29	0.8%	—	bps	0.9%
MainStay	81.56	64.7%	52.78	77.38	63.6%	49.24	5.4%	110	bps	7.2%
Suburban	57.73	73.5%	42.44	53.50	73.7%	39.43	7.9%	(20)	bps	7.6%
Cambria Hotels	132.64	66.9%	88.73	129.05	66.4%	85.68	2.8%	50	bps	3.6%
Ascend Hotel Collection	117.81	52.1%	61.37	115.98	53.1%	61.55	1.6%	(100)	bps	(0.3)%
Total	$76.75	57.7%	$44.29	$76.86	58.0%	$44.61	(0.1)%	(30)	bps	(0.7)%

Effective Royalty Rate

	For the Quarter Ended
	3/31/2019	3/31/2018

System-wide(1)	4.84%	4.72%

(1) WoodSpring was acquired on February 1, 2018, however, ADR, Occupancy, RevPAR and effective royalty rate reflect operating performance for the three months ended March 31, 2018 as if the brand had been acquired on January 1, 2018

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES							Exhibit 5
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	March 31, 2019		March 31, 2018		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%

Comfort Inn	1,048	82,478	1,072	83,958	(24)	(1,480)	(2.2)%	(1.8)%
Comfort Suites	566	43,918	565	43,875	1	43	0.2%	0.1%
Sleep	396	28,111	385	27,443	11	668	2.9%	2.4%
Quality	1,642	126,735	1,562	121,665	80	5,070	5.1%	4.2%
Clarion	173	21,908	162	21,547	11	361	6.8%	1.7%
Econo Lodge	837	50,539	833	50,808	4	(269)	0.5%	(0.5)%
Rodeway	602	34,523	603	34,538	(1)	(15)	(0.2)%	0.0%
WoodSpring Suites	256	30,766	241	28,909	15	1,857	6.2%	6.4%
MainStay	64	4,281	58	4,111	6	170	10.3%	4.1%
Suburban	54	5,700	58	6,349	(4)	(649)	(6.9)%	(10.2)%
Cambria Hotels	41	5,797	37	5,301	4	496	10.8%	9.4%
Ascend Hotel Collection	179	14,956	163	13,239	16	1,717	9.8%	13.0%

Domestic Franchises	5,858	449,712	5,739	441,743	119	7,969	2.1%	1.8%
International Franchises	1,147	118,400	1,114	112,577	33	5,823	3.0%	5.2%
Total Franchises	7,005	568,112	6,853	554,320	152	13,792	2.2%	2.5%

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES		Exhibit 6
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

REVENUES AND ADJUSTED OPERATING MARGINS, EXCLUDING MARKETING AND RESERVATION ACTIVITIES
(dollar amounts in thousands)	Three Months Ended March 31,
	2019	2018
Revenues, Excluding Marketing and Reservation Activities
Total Revenues	$218,320	$209,394
Adjustments:
Marketing and reservation system revenues	(110,064)	(107,001)
Revenues, excluding marketing and reservation activities	$108,256	$102,393
Adjusted Operating Margins
Operating Margin:
Total Revenues	$218,320	$209,394
Operating Income	$45,050	$46,249
Operating Margin	20.6%	22.1%
Adjusted Operating Margins
Revenues, Excluding Marketing and Reservation Activities	$108,256	$102,393

Operating Income	$45,050	$46,249
Mark to market adjustments on non-qualified retirement plan investments	2,173	(117)
Marketing and reservation system reimbursable (surplus) deficit	9,775	12,227
Acquisition related transition and transaction costs	—	4,236
Impairment of goodwill & long lived assets	10,401	—
Adjusted Operating Income	$67,399	$62,595

Adjusted Operating Margins	62.3%	61.1%

ADJUSTED SELLING, GENERAL AND ADMINISTRATION EXPENSES
(dollar amounts in thousands)	Three Months Ended March 31,
	2019	2018
Total Selling, General and Administrative Expenses	$39,514	$40,864
Mark to market adjustments on non-qualified retirement plan investments	(2,173)	117
Acquisition related transition and transaction costs	—	(4,236)
Adjusted Selling, General and Administration Expenses	$37,341	$36,745

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")
(dollar amounts in thousands)	Three Months Ended March 31,
	2019	2018
Net income	$30,081	$25,086
Income taxes	6,398	5,375
Interest expense	11,211	11,309
Interest income	(2,613)	(1,609)
Other (gains) losses	(2,198)	120
Equity in net loss of affiliates	2,171	5,968
Depreciation and amortization	3,616	3,053
Gain on sale of assets, net	(100)	—
Impairment of goodwill & long-lived assets	10,401	—
Mark to market adjustments on non-qualified retirement plan investments	2,173	(117)
Marketing and reservation system reimbursable (surplus) deficit	9,775	12,227
Franchise agreement acquisition costs amortization	1,521	1,225
Acquisition related transition and transaction costs	—	4,236
Adjusted EBITDA	$72,436	$66,873

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS)

(dollar amounts in thousands, except per share amounts)	Three Months Ended March 31,
	2019	2018
Net income	$30,081	$25,086
Adjustments:
Marketing and reservation system reimbursable (surplus) deficit	7,986	10,075
Impairment of goodwill & long-lived assets	9,149	—
Acquisition related transition and transaction costs	—	3,237
Adjusted Net Income	$47,216	$38,398

Diluted Earnings Per Share	$0.54	$0.44
Adjustments:
Marketing and reservation system reimbursable (surplus) deficit	0.14	0.17
Impairment of goodwill & long-lived assets	0.16	—
Acquisition related transition and transaction costs	—	0.06
Adjusted Diluted Earnings Per Share (EPS)	$0.84	$0.67

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES	Exhibit 7
SUPPLEMENTAL INFORMATION - 2019 OUTLOOK
(UNAUDITED)

Guidance represents the midpoint of the company's range of estimated outcomes for the year ended December 31, 2019

ADJUSTED EBITDA FULL YEAR FORECAST
(dollar amounts in thousands)
Midpoint 2019 Guidance

Net income	$191,200
Income taxes	54,000
Interest expense	45,600
Interest income	(8,800)
Other (gains) losses	(2,200)
Depreciation and amortization	15,900
Gain on sale of assets, net	(100)
Franchise agreement acquisition costs amortization	6,800
Equity in net loss of affiliates	3,500
Marketing and reservation system reimbursable deficit	40,000
Impairment of goodwill & long lived assets	10,400
Mark to market adjustments on non-qualified retirement plan investments	2,200
Adjusted EBITDA	$358,500

ADJUSTED DILUTED EARNINGS PER SHARE (EPS) FULL YEAR FORECAST
(dollar amounts in thousands, except per share amounts)

Midpoint 2019 Guidance

Net income	$191,200
Adjustments
Marketing and reservation system reimbursable deficit	31,200
Impairment of goodwill & long lived assets	9,100
Adjusted Net Income	$231,500

Diluted Earnings Per Share	$3.40
Adjustments:
Marketing and reservation system reimbursable deficit	0.56
Impairment of goodwill & long lived assets	0.16
Adjusted Diluted Earnings Per Share (EPS)	$4.12